Exhibit 10.4
FORM OF AMENDMENT TO
STOCK OPTION AGREEMENTS
     THIS AMENDMENT made and entered into this ___ day of ___, 20___, made by and between WESCO INTERNATIONAL, INC. (“WESCO”) and ___ (“Grantee”). Capitalized terms not specifically defined herein shall have the meaning set forth in that certain WESCO International, Inc. Option Plan for Branch Employees, as amended.
     WHEREAS, WESCO granted Options to Grantee under the Plan pursuant to a Stock Option Agreement, as amended (the “Original Agreement”);
     WHEREAS, since the grant of Option, WESCO has become a publicly traded company; and
     WHEREAS, WESCO and Employee desire to modify certain provisions of the Original Agreement.
     NOW, THEREFORE, the parties hereto intending to be legally bound hereby and upon receipt of other valuable consideration, receipt of which is hereby acknowledged, do hereby agree as follows:
     1. Section 8 of the Original Agreement is hereby amended to read in its entirety as follows:
     “8. Change in Control and Adjustments to Reflect Capital Changes.
     (a) Accelerated Vesting Upon Change in Control. In the event of a Change in Control, the Option shall become immediately and fully exercisable unless such Change in Control results from the Grantee’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act of 1934, as amended) of Common Stock.
     (b) Recapitalization. The number and kind of shares subject to the Option and the Option Price for such shares shall be appropriately adjusted to reflect any stock dividend, stock split, or share combination or any recapitalization, merger, consolidation, exchange of shares, liquidation or dissolution of the Company or other change in capitalization with a similar substantive effect upon the Plan or the Option. The Committee shall have the power and sole discretion to determine the amount of the adjustment to be made in each case.
     (c) Certain Mergers. After any Merger in which the Company is not the surviving corporation or pursuant to which a majority of the shares which are of the same class as the shares that are subject to the Option are exchanged for, or converted into, or otherwise become shares of another corporation, the surviving, continuing, successor or purchasing corporation, as the case may be (the “Acquiring Corporation”), will either assume the Company’s rights and obligations under this Agreement or substitute an award in respect of the Acquiring Corporation’s stock for the Option, provided, however, that if the Acquiring Corporation does not assume or substitute for the Option, the Board shall provide prior to the Merger that any unexercisable and/or unvested portion of the Option shall be immediately exercisable and vested as of a date prior to such Merger, as the Board so determines. The exercise and/or vesting of the Option that was permissible solely by reason of this Section 8(c) shall be conditioned upon the consummation of the Merger. If the Option is neither assumed by the Acquiring Corporation nor exercised as of the date of the Merger, the Option shall terminate effective as of the effective date of the Merger. Comparable rights shall accrue to the Grantee in the event of successive Mergers of the character described above.
     (d) Certain Definitions.
     (i) “Change in Control” means the first to occur of the following events: (a) the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended), other than the Company, its subsidiaries, any employee benefit plan of the Company or its subsidiaries, or Cypress Merchant Banking Partners L.P. or any successor investment vehicle, of 30% or more of the combined voting power of the Company’s then outstanding voting securities; (b) the merger or consolidation of the Company, as a result of which persons who were stockholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, more than 70% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company; (c) the liquidation or dissolution of the Company; (d) the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, affiliates of the Company; and (e) during any period of not more than two years, individuals who constitute the Board as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a) or (b) of this sentence) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-third (2/3) of the directors then still in office who were directors at such time or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

     (ii) “Merger” means any merger, reorganization, consolidation, share exchange, transfer of assets or other transaction having similar effect involving the Company.”
2.	Except as expressly amended herein, the terms and conditions of the Original Agreement are hereby ratified and affirmed.
     WITNESS the due execution hereof as of the date first above written.

WESCO INTERNATIONAL, INC.

By:

GRANTEE